Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

Discovery, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title(1)	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Series A common stock, par value $0.01 per share	Other(3)	35,000,000(2)	N/A	$818,825,000.00(3)	$0.0000927	$75,905.08

Fees Previously Paid	—	—	—	—	—	—	—	—

Carry Forward Securities

Carry Forward Securities	—	—	—	—		—			—	—	—	—

	Total Offering Amounts					$818,825,000.00		$75,905.08

	Total Fees Previously Paid							$0

	Total Fee Offsets							$0

	Net Fee Due							$75,905.08

(1)

All securities being registered are issued by Discovery, Inc., to be renamed Warner Bros. Discovery, Inc. (the combined company), in connection with the transactions contemplated by the Agreement and Plan of Merger, dated as of May 17, 2021 (as it may be amended from time to time, the “Merger Agreement”), as described in Discovery, Inc.’s Registration Statement on Form S-4 (File No. 333-261188), as amended (the “Prior Registration Statement”).

(2)

Represents additional shares of Series A common stock of Warner Bros. Discovery, Inc., par value $0.01 per share (“WBD common stock”), estimated to be issuable to holders of Magallanes, Inc. (“Spinco”) common stock upon the completion of the transactions contemplated by the Merger Agreement. In connection with the filing of the Prior Registration Statement, an aggregate of 2,397,939,166 shares of WBD common stock, including 1,702,536,808 shares of WBD common stock to be issued to holders of Spinco common stock, was registered with the Securities and Exchange Commission. Discovery, Inc. now estimates that up to 35,000,000 additional shares of WBD common stock may be issued to holders of Spinco common stock upon the completion of the transactions contemplated by the Merger Agreement.

(3)

Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended (the “Securities Act”), and computed pursuant to Rule 457(c) and Rule 457(f) under the Securities Act based on $23.395, the average of the high and low prices of shares of WBD common stock, trading on a when-issued basis under the symbol “WBDWV”, as reported on the Nasdaq Global Select Market on April 7, 2022.